Margaret F. Murphy Direct Dial 504-582-8242 Direct Fax 504-589-8242 mmurphy@joneswalker.com

March 23, 2001

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

Gentlemen:

        We have acted as counsel for McMoRan Exploration Co., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of an aggregate of 750,000 shares (the "Shares") of common stock, $.01 par value for each share, pursuant to the terms of the 2000 Stock Incentive Plan (the "2000 Plan") and the 2001 Stock Bonus Plan (collectively, the "Plans") of the Company.

        Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plans, the policies of the Corporate Personnel Committee of the Board of the Company with respect to the 2000 Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
By:	/s/ Margaret F. Murphy
Margaret F. Murphy, Partner